EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Administrative Committee
Oriental Bank & Trust Cash or Deferred
     Arrangement Profit Sharing Plan:
We consent to the incorporation by reference in the registration statements (No. 333-102696, No. 333-57052 and No. 333-84473) on Form S-8 of Oriental Financial Group Inc of our report dated July 12, 2007, with respect to the statements of net assets available for benefits of Oriental Bank & Trust Cash or Deferred Arrangement Profit Sharing Plan as of December 31, 2006 and 2005, the related statement of changes in net assets available for benefits for the year ended December 31, 2006 and the supplemental Schedule H, Line 4i — Schedule of Assets (Held at End of Year) at December 31, 2006, and Schedule H — Line 4j — Schedule of Reportable Transactions for the year ended December 31, 2006 which report appears in the December 31, 2006 annual report on Form 11-K of Oriental Financial Group, Inc.
Our report dated July 12, 2007, contains an explanatory paragraph that states that the supplemental information included in Schedule H, Line 4i — Schedule of Assets (Held at End of Year) and Schedule H, Line 4j — Schedule of Reportable Transactions does not disclose historical cost of nonparticipant directed plan assets. Disclosure of this information is required by the Department of Labor’s Rules and Regulations for the Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.
/s/ KPMG LLP
San Juan, Puerto Rico
July 12, 2007
Stamp No. 2156822 of the Puerto Rico
Society of Certified Public Accountants
was affixed to the record copy of this report.